Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2009, with respect to the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2008 and 2007 and for the year ended December 31, 2008, for the four months ended December 31, 2007, and for each of the two years in the period ended August 31, 2007 (not presented separately herein), which report is included in the Annual Report of Enterprise GP Holdings L.P. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Enterprise GP Holdings L.P. on Form S-3 (File No. 333-146236) and on Form S-8 (File No. 333-129668).

/s/  Grant Thornton LLP

Dallas, Texas
February 27, 2009